HLF

Heimerl Law Firm

Wolfgang Heimerl, Esq.
Admitted in NJ, NY & PA

HeimerlLawFirm@att.net
Phone: (908) 470-0200
Facsimile: (908) 470-0201
Respond to Far Hills Office

May 13, 2014

Via Electronic Mail

David Cunic
Pazoo, Inc.
760 Route 10, Suite 203
Whippany, New Jersey 07981

Re: Form S-1 Registration Statement of Pazoo, Inc. (the "Company")

Dear Mr. Cunic:

At your request, we have examined the Registration Statement which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 shares of common stock of selling shareholders.

In rendering the following opinion, we have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and not others: a) Certificates of Incorporation of the Company, as amended to date; b) By-Laws of the Company, as amended to date; c) any Board of Directors Resolutions to date; d) the Registration Rights Agreement between Premier Venture Partners, LLC and the Company, dated April 4, 2014; and e) the Equity Purchase Agreement between Premier Venture Partners, LLC and the Company, dated April 4, 2014. We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

Based on the foregoing, it is our opinion that the 15,000,000 shares being registered under the Registration Statement for resale by current shareholder has been, or will be, duly and validly authorized and duly and validly issued pursuant to the Equity Purchase Agreement and are fully paid and non-assessable.

We express no opinion as to compliance with the Securities Act or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock. We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the offering described therein. This opinion covers only matters of Nevada law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. We are not admitted to practice law in Nevada but are sufficiently acquainted with the General Corporation Law of the State of Nevada to render this opinion. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The information set forth herein is as of the date of this letter.

We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Yours sincerely,

/s/ Wolfgang Heimerl

Wolfgang Heimerl